Exhibit 99.1

CONTACTS: Solera National Bancorp, Inc. John P. Carmichael, President & CEO 303.937.6422 Robert J. Fenton, EVP & CFO 303.202.0933
News Release
Solera National Bancorp Reports Third Quarter 2013 Results
Gross Loans Increase 18% Year-Over-Year
LAKEWOOD, CO - October 25, 2013 - Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, today reported a net loss of $638,000, or $0.25 per share, for the third quarter of 2013, compared to net income of $439,000, or $0.17 per share, for the second quarter of 2013, and earnings of $74,000, or $0.03 per share for the third quarter a year ago. Impacting third quarter earnings were lower gain on mortgage loans sold, higher expenses from nonrecurring items, and lower gain on the sale of securities. For the first nine months of 2013, Solera lost $18,000, or $0.01 per share, compared to net income of $168,000, or $0.07 per share, for the like period a year ago.
"After our strong second quarter performance, this quarter’s financial results were disappointing, but not unexpected. We had anticipated a slowdown in residential mortgage refinancing activity given the increase in longer-term interest rates,” said John P. Carmichael, President & Chief Executive Officer. “However, we are encouraged by the fact that third quarter activity for new home purchases remained strong despite the increase in interest rates. We funded $50.6 million for home purchases in the third quarter 2013, compared to $53.2 million during the second quarter 2013. Our decision to invest in the mortgage business was for the long term, and the division remains focused on financing new home purchases.”
Residential construction continues to improve in the Metro Denver area, as residential building permits reached the highest point during August 2013, since June 2007, according to October’s Metro Denver Economic Development Corporation’s (Metro Denver EDC) monthly economic summary.

Third Quarter 2013 Highlights (at or for the period ended September 30, 2013, except as noted):

•	Net loss for 3Q13 was $0.25 per share, compared to net income of $0.17 per share for 2Q13 and $0.03 per share in 3Q12.

•	Total revenue (which includes net interest income plus total noninterest income) was $2.9 million in 3Q13, compared to $3.8 million in 2Q13 and $1.4 million in 3Q12.

•	Net interest income was $1.2 million for 3Q13, compared to $1.1 million in 2Q13 and $1.1 million in 3Q12.

•	Residential mortgage originations totaled $62.3 million in 3Q13, compared to $84.4 million in 2Q13. Year-to-date, mortgage originations totaled $198.8 million.

•	Due to the spike in interest rates in May 2013, mortgage refinancing activity declined to $11.6 million in 3Q13, from $31.2 million in 2Q13. By comparison, mortgage activity associated with new purchases remained stable with $50.6 million funded in 3Q13, compared to $53.2 million funded in 2Q13.

•	Gross loans increased 10%, or $6.8 million, to $72.6 million from the 2Q13, and grew 18%, or $10.9 million, from 3Q12.

•	The Bank’s capital ratios significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 16.0%.

•	Tangible book value per share, excluding accumulated other comprehensive income, was $7.21 at September 30, 2013, compared to $7.34 at September 30, 2012 and $7.49 at June 30, 2013.
2013 Metro Denver Economic Update
“Strong growth throughout Metro Denver's economy has helped to highlight the region as a leading area in which to live and do business,” according to data compiled by the Metro Denver EDC. “Metro Denver is regarded as a strong location for business as robust job growth continues.”
Residential Real Estate: August existing-home sales were up 20.3% compared with August 2012. The average sale price of a single family home during August of $345,487 was 10.8% higher versus prior year. Year-to-date data indicates that sales through the first eight months of 2013 were 21.7% above the same period in 2012. The year-to-date average sale price of a single family home of $333,769 was up 10.4% versus the prior year.
Labor and Employment: After a one-month decline of 0.4% between June and July, Metro Denver employment increased slightly between July and August by 0.1%. Compared with August 2012, employment in Metro Denver increased 2.7%, adding 37,900 jobs.
Balance Sheet Review and Credit Quality
Solera’s total assets grew 11% to $172.3 million at September 30, 2013, from $154.7 million a year ago. Loans held for investment increased $10.9 million, or 18%, to $72.6 million at September 30, 2013, compared to $61.7 million at September 30, 2012. “We expect to accelerate the growth in the commercial loan portfolio with the hiring of experienced commercial bankers in Boulder and Cherry Creek,” commented Carmichael. “We are targeting to open a full-service branch in our Boulder loan production office early in the first quarter of 2014.”
Loan originations totaled $9.9 million, offset by payoffs of $5.4 million for the third quarter 2013. Loan originations in the second quarter 2013 were $7.2 million, offset by loan payoffs of $4.4 million.
The investment securities portfolio totaled $77.6 million at September 30, 2013, up 3% from June 30, 2013, and down 9% from year ago balances. “Although higher longer-term interest rates have reduced the market value of our investment securities portfolio, the portfolio still generates an attractive rate of return, while providing liquidity to fund our growing, and higher-yielding loan portfolio,” said Robert J. Fenton, Chief Financial Officer. The mark-to-market adjustment was a loss of $885,000 at September 30, 2013, compared to a loss of $869,000 in the preceding quarter and a gain of $1.2 million a year ago.
Total deposits showed marginal improvement, growing 2% over both the preceding quarter and the prior year to $127.4 million at September 30, 2013. Core deposits, which exclude certificates of deposits, accounted for 52% of total deposits at September 30, 2013.
“Solera’s loan quality continues to remain healthy,” Fenton commented. “Consequently, we did not book a provision for loan and lease losses this quarter. In fact, we have not recorded a provision for loan and lease losses since the fourth quarter of 2011.”
Primarily due to growth in loans, the allowance for loan and lease losses totaled $1.1 million, or 1.52% of gross loans, at September 30, 2013, down from 1.65% at the end of the preceding quarter.

Stockholders’ equity was $18.3 million and tangible book value was $7.21 per share at September 30, 2013. Solera’s tangible common equity was 10.9% of total assets at the end of September 2013.
Review of Operations
Revenue totaled $2.9 million in the third quarter of 2013, compared to $3.8 million in the preceding quarter, and $1.4 million in the third quarter of 2012. The decline in total revenue for the quarter compared to the preceding quarter was primarily related to lower mortgage refinancing, and hence lower gains realized from selling mortgage loans on the secondary market. Year-to-date, total revenue increased 151% to $9.4 million compared to $3.8 million in the first nine months of 2012. The increased revenue for the first nine months of 2013 was mainly due to revenue generated from the launch of the mortgage division in the first quarter of 2013.
Solera’s net interest margin (NIM) expanded 10 basis points to 2.92% for the third quarter of 2013, compared to 2.82% for the second quarter of 2013, and increased 9 basis points from 2.83% for the third quarter of 2012. Year-to-date, the NIM was 2.83%; essentially unchanged from the first nine months of 2012.
Noninterest expense totaled $3.5 million in the third quarter 2013, compared to $3.4 million in the preceding quarter and $1.3 million in the third quarter a year ago. For the first nine months of 2013, noninterest expense was $9.4 million compared to $3.6 million for the like period in 2012. The third quarter of 2013 was adversely impacted by approximately $400,000 of non-recurring expenses incurred in conjunction with the retirement of our former President and CEO as well as expenses associated with one of our two OREO properties. Excluding these items, noninterest expense was lower in the third quarter 2013, as compared to the second quarter 2013, primarily due to reduced commissions paid to mortgage loan officers, which directly correlates to the decline in origination volumes.

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business in 2007. Solera National Bank is a high-touch, high-tech community business bank delivering personalized customer service that is welcoming, inclusive and respectful with particular emphasis on the Hispanic market. As a preferred Small Business Administration Lender and superior mortgage provider, Solera embraces emerging communities, one individual, one family and one business at a time. For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	9/30/2013	6/30/2013	9/30/2012
ASSETS
Cash and due from banks	$1,432	$765	$869
Federal funds sold	390	300	1,075
Interest-bearing deposits with banks	257	257	357
Investment securities, available-for-sale	77,648	75,375	84,921
FHLB and Federal Reserve Bank stocks, at cost	2,395	2,386	1,175
Gross loans	72,595	65,822	61,664
Net deferred (fees)/expenses	47	78	215
Allowance for loan and lease losses	(1,101)	(1,088)	(1,033)
Net loans	71,541	64,812	60,846
Loans held for sale	9,672	17,251	—
Premises and equipment, net	937	980	530
Other real estate owned	1,776	1,776	1,776
Accrued interest receivable	679	726	707
Bank-owned life insurance	4,277	4,121	2,047
Other assets	1,293	1,483	419
TOTAL ASSETS	$172,297	$170,232	$154,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$4,742	$4,615	$2,958
Interest-bearing demand deposits	9,562	11,160	8,299
Savings and money market deposits	52,429	50,575	56,519
Time deposits	60,639	58,385	57,694
Total deposits	127,372	124,735	125,470

Accrued interest payable	78	70	74
FHLB borrowings	25,447	25,307	8,500
Accounts payable and other liabilities	1,143	1,387	710
TOTAL LIABILITIES	154,040	151,499	134,754

Common stock	26	26	26
Additional paid-in capital	26,493	26,315	26,184
Accumulated deficit	(7,377)	(6,739)	(7,472)
Accumulated other comprehensive (loss) income	(885)	(869)	1,230
TOTAL STOCKHOLDERS' EQUITY	18,257	18,733	19,968
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$172,297	$170,232	$154,722

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
	Three Months Ended			Six Months Ended
($000s, except per share data)	9/30/2013	6/30/2013	9/30/2012	9/30/2013	9/30/2012
Interest and dividend income
Interest and fees on loans	$949	$868	$862	$2,607	$2,437
Interest on loans held for sale	112	121	—	327	—
Investment securities	432	411	505	1,289	1,548
Dividends on bank stocks	17	19	11	51	29
Other	3	2	3	6	8
Total interest income	1,513	1,421	1,381	4,280	4,022
Interest expense
Deposits	271	257	285	785	864
FHLB borrowings	40	40	34	119	98
Other	—	—	1	—	4
Total interest expense	311	297	320	904	966
Net interest income	1,202	1,124	1,061	3,376	3,056
Provision for loan and lease losses	—	—	—	—	—
Net interest income after provision for loan and lease losses	1,202	1,124	1,061	3,376	3,056
Noninterest income
Customer service and other fees	31	23	20	73	54
Other income	39	36	20	94	49
Gain on loans sold	1,564	2,487	—	5,576	25
Gain on sale of available-for-sale securities	49	145	289	294	569
Total noninterest income	1,683	2,691	329	6,037	697
Noninterest expense
Employee compensation and benefits	2,429	2,407	635	6,509	1,789
Occupancy	257	264	120	777	367
Professional fees	187	103	123	424	345
Other general and administrative	650	602	438	1,721	1,084
Total noninterest expense	3,523	3,376	1,316	9,431	3,585
Net income	$(638)	$439	$74	$(18)	$168

Earnings per share	$(0.25)	$0.17	$0.03	$(0.01)	$0.07
Tangible book value per share	$7.21	$7.49	$7.34	$7.21	$7.34
Net interest margin	2.92%	2.82%	2.83%	2.83%	2.82%

Asset Quality:
Non-performing loans to gross loans	—%	0.03%	0.02%
Non-performing assets to total assets	1.03%	1.05%	1.16%
Allowance for loan losses to gross loans	1.52%	1.65%	1.68%
Allowance for loan losses to non-performing loans	NM*	NM*	NM*
Other real estate owned	$1,776	$1,776	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios: (Solera National Bank only)
Tier 1 leverage ratio	9.8%	10.2%	10.6%
Tier 1 risk-based capital ratio	15.0%	15.8%	17.9%
Total risk-based capital ratio	16.0%	16.8%	19.1%